Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

October 31, 2013

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

Ladies and Gentlemen:

We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s outstanding 5.750% Senior Notes due 2021 issued on September 26, 2013 in transactions exempt from the registration requirements of the Securities Act (the “Original Notes”) for an equal principal amount of the Company’s new 5.750% Senior Notes due 2021 that are registered under the Securities Act (the “New Notes”). The New Notes will be fully and unconditionally guaranteed (the “New Note Guarantee” and, together with the New Notes, the “Securities”) by Whiting Oil and Gas Corporation, a Delaware corporation (the “Guarantor”), and will be issued under an Indenture (the “Base Indenture”), dated as of September 12, 2013, among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of September 12, 2013, among the Company, the Guarantor and the Trustee, which establish and set forth certain terms and conditions of the Securities.

As counsel to the Company in connection with our opinion, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture; (iii) the forms of the New Notes and New Note Guarantee; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act; and (iv) the New Notes and New Note Guarantee are duly executed and delivered in the form contemplated by the Indenture and, in the case of the New Notes, authenticated in accordance with the Indenture.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Whiting Petroleum Corporation

October 31, 2013

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The New Notes, when delivered by the Company in the manner and upon the terms set forth in the Exchange Offer, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The New Note Guarantee, when delivered by the Guarantor in the manner and upon the terms set forth in the Exchange Offer, will be legally issued and a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States of America. We are not qualified to practice law in the State of Delaware. This opinion is limited to the effect of the current laws of the State of New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or the facts as they currently exist.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP